                                                                      Exhibit 12

UNITED STATES CELLULAR CORPORATION AND SUBSIDIARIES
RATIO OF EARNINGS TO FIXED CHARGES
For the Twelve Months Ended December 31, 2002
(Dollars in Thousands)

                                                                      12 months
                                                                        ended
                                                                      12/31/02
                                                                     -----------
EARNINGS:
  Income from continuing operations before income taxes              $   (12,388)
    Add (Deduct):
      Earnings on equity method                                          (42,068)
      Distributions from minority subsidiaries                            28,881
      Minority interest in income of majority-owned
        subsidiaries that do not have fixed charges                      (16,829)
                                                                     -----------
                                                                         (42,404)
    Add fixed charges:
      Consolidated interest expense                                       46,887
      Deferred debt amortization expense                                     991
      Interest portion (1/3) of consolidated rent expense                 19,061
                                                                     -----------
                                                                     $    24,535
                                                                     -----------

FIXED CHARGES:
      Consolidated interest expense                                       46,887
      Deferred debt amortization expense                                     991
      Interest portion (1/3) of consolidated rent expense                 19,061
                                                                     -----------
                                                                     $    66,939
                                                                     -----------

RATIO OF EARNINGS TO FIXED CHARGES                                            --
                                                                     ===========

      Preferred dividends, net of tax                                $        70
      Fixed charges                                                       66,939
                                                                     -----------
        Fixed Charges and Preferred Dividends                        $    67,009
                                                                     -----------

RATIO OF EARNINGS TO FIXED CHARGES
  AND PREFERRED DIVIDENDS                                                     --
                                                                     ===========

--------

The dollar deficiency resulting in less than one-to-one coverage is $42,404 for the ratio of earnings to fixed charges and $42,474 for the ratio of earnings to fixed charges and preferred dividends.